Exhibit 5.1

	THISTLE HOUSE 4 BURNABY STREET HAMILTON HM 11 PO BOX HM 1564 HAMILTON HM FX BERMUDA	TEL • 441 292 1345 FAX 441 292 2277 WEB WWW MGM BM
February 24, 2011
Ref: 30842.0002

Seawell Limited
P.O. Box HM 1593
Par-la-Ville Place, 14 Par-la-Ville Road Hamilton HM 08
Bermuda

Dear Sirs,

Seawell Limited (the "Company")

1.	Subject of Opinion

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the "Commission") on February 24, 2011 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the "Securities Act") of 5,292,521 common shares, par value US$2.00 per share, of the Company ("Common Shares") issuable pursuant to (a) options assumed by the Company pursuant to the Agreement and Plan of Merger dated as of August 12, 2010 by and among the Company, Allis-Chalmers Energy Inc. ("Allis-Chalmers") and Wellco Sub Company ("Wellco"), a wholly owned subsidiary of the Company, as amended by the Amendment Agreement dated as of October 1, 2010 by and among the Company, Allis-Chalmers and Wellco (as so amended, the "Merger Agreement") granted under Allis-Chalmers' Second Amended and Restated 2006 Incentive Stock Plan, as amended (the "2006 Incentive Plan"), and 2003 Incentive Stock Plan, as amended (together with the 2006 Incentive Plan, the "Incentive Plans", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), and (b) options granted under the Company's 2007 Share Option Scheme (the "2007 Option Scheme"), and 2010 Long-Term Incentive Plan (together with the 2007 Option Scheme, the "Company Plans", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

2.	Documents Examined

For the purposes of giving this opinion, we have examined copies of the Registration Statement, Merger Agreement, the Incentive Plans and the Company Plans. We have also reviewed copies of the memorandum of association, as amended by certificates of deposit of memorandum of increase of share capital, and the amended and restated bye-laws of the Company, each certified by the Secretary of the Company on February 23, 2011, minutes of meetings of the board of directors of the Company held on October 5, 2007, August 13, 2010, January 3, 2011, January 19, 2011 and February 23, 2011, certified by the Secretary of the Company on February 23, 2011 (collectively, the "Minutes") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

3.	Assumptions

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Merger Agreement, the Incentive Plans, the Company Plans and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (e) that the Minutes contain all resolutions amending or affecting the Merger Agreement, the Incentive Plans and the Company Plans, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinion expressed herein, (g) that the Incentive Plans are governed by the laws of the State of Delaware and are valid and binding under such laws in accordance with their respective terms, (h) that there is no provision of any award agreement or option agreement which would have any implication in relation to the opinion expressed herein, (i) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof, which shall be equal to at least the par value thereof, (j) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (k) that on the date of issuance of any award or option under any of the Merger Agreement, the Inventive Plans and the Company Plans and on the date of exercise of any such award or option, the Company will be able to pay its liabilities as they become due, and (1) that the Company's common shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended.

4.	Opinion Limited to Bermuda Law

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

5.	Opinion

On the basis of and subject to the foregoing we are of the opinion that when issued and paid for in accordance with the terms of the Merger Agreement and the Company Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of the Common Shares).

6.	Consent

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are "experts" within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

MELLO JONES & MARTIN

/s/ Mello Jones & Martin